Exhibit 99.1

CONTACT:

VIVUS, Inc.	The Trout Group
Timothy E. Morris	Brian Korb
Chief Financial Officer	646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

QNEXA TREATMENT RESULTS IN IMPROVED GLUCOSE CONTROL IN OBESE NON-DIABETIC SUBJECTS

EQUATE Study Subjects Treated with Qnexa had Significant Reduction in HbA1c Compared to Placebo Treated Subjects

MOUNTAIN VIEW, Calif., January 12, 2009 VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products, today announced additional results from the EQUATE study (OB-301), a phase 3 obesity trial with Qnexa™, an investigational drug.  The EQUATE study was designed as a weight loss trial; however, additional analysis of the results showed a significant control of blood sugar in these non-diabetic subjects treated with Qnexa as compared to the placebo group.  Subjects treated with Qnexa had a significant improvement in glycemic control as measured by a reduction in hemoglobin A1c (HbA1c) compared to placebo.  The overall placebo corrected reduction in HbA1c was 0.11% and 0.10% for Qnexa full and mid-dose, respectively, over the 28-week treatment period (p < 0.0001).  Baseline HbA1c levels were 5.48% and 5.42%  for the full-dose and mid-dose groups.

“We know that Qnexa will lower HbA1c in diabetic subjects, but for the first time, we have observed a lowering of HbA1c in non-diabetic subjects.  This is an important extension of understanding of the role of Qnexa in glycemic control and treating type 2 diabetes.  It is widely believed that obesity is a major risk factor for development of type 2 diabetes.  If left untreated, a significant number of obese people will develop insulin resistance that can ultimately lead to the onset of type 2 diabetes.  In the EQUATE study, Qnexa treated subjects saw improved glycemic control, while the placebo group had a deterioration in their ability to regulate blood sugar, as evidenced by the increases in HbA1c from baseline,” commented Dr. Wesley Day, vice president clinical development of VIVUS.  “While the study was designed to determine the weight loss properties of Qnexa, the positive impact on glycemic endpoints suggests broader health benefits in the non-diabetic obese population.  This result is early support for what many in the field have long recognized.  Effective weight loss can improve glycemic control and delay or eliminate the onset of type 2 diabetes.  We expect the large ongoing phase 3 study that includes diabetic and

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040   Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

pre-diabetic subjects, OB-303, will further demonstrate the efficacy of Qnexa for weight loss and effective management of glycemic control in diabetic and non-diabetic patients.”

“As previously reported in the DM-230 study, the impact of year long treatment in diabetics resulted in a reduction in HbA1c of 1.6%.  As a majority of these patients had type 2 diabetes for more than 5 years, their baseline HbA1c levels averaged 8.7%. We know Qnexa can help patients with frank diabetes, and for the first time we have evidence that Qnexa treatment has a significant impact on patients before they develop frank  diabetes,” commented Dr. Barbara Troupin, senior director clinical development of VIVUS.

Pre-diabetes is a condition where blood glucose levels are higher than normal but not yet high enough for the patient to be diagnosed with diabetes.  Blood glucose levels are considered to be normal when Fasting Plasma Glucose (FPG) is below 100 mg/dL.  There are 57 million people in the United States who have pre-diabetes. Recent research has shown that long-term damage to the body, especially the heart and circulatory system, may already be occurring during pre-diabetes.  Research has also shown that a reduction in blood glucose levels in people with pre-diabetes can delay or prevent type 2 diabetes from developing.   If HbA1c trajectories during this study were maintained, the average placebo-treated subjects would develop diabetes (per ADA guidelines) in approximately 8 years.  Treatment with Qnexa arrested progression to diabetes completely.  These data highlight the significant but often underappreciated value of treating the major cause of diabetes before the disease becomes apparent.

As previously announced, Leland F. Wilson, VIVUS’ president and CEO, will present an overview of the company at the 27th Annual JP Morgan Healthcare Conference today,  Monday, January 12, 2009 at 1:30 PT at the Westin St. Francis Hotel in San Francisco.  A live webcast and 30-day archive of the presentation will be available at http://www.vivus.com or on the JP Morgan Healthcare Conference website at http://metameetings.com/webcasts/jpmorgan/healthcare09/directlink/?ticker=vvus

About the EQUATE study (OB-301)

As previously reported, the EQUATE study included 756 obese subjects (599 females and 157 males) across 32 centers in the United States.  The average baseline BMI of the study population was 36.3 kg/m2 and baseline weight was 223 pounds.  The proportion of patients losing 5% or more of their initial body weight was 66% for full-strength, 62% for mid-dose and 15% for placebo (p<0.0001).  The proportion of patients losing 10% or more of their initial body weight was 41% for full-dose, 39% for mid-dose and 7% for the placebo group (p<0.0001).

The results of the EQUATE study have met the FDA requirements for combination drug development.  On a placebo adjusted basis, subjects who lost 10% of their body weight for the full-dose phentermine, topiramate and Qnexa arms were 14%, 17% and 34%, respectively.  On a placebo adjusted basis, subjects who lost 10% of their body weight for the mid-dose phentermine, topiramate and Qnexa arms were 5%, 12% and 32%, respectively.

The most common drug-related adverse events reported for the full-dose, mid-dose and placebo group were paresthesia (20%, 15%, 3%), dry mouth (18%, 12%, 0%), altered taste (15%, 8%,

0%) and constipation (11%, 6%, 6%).  There were no drug-related serious adverse events in the study.  Overall average completion rate for the Qnexa treatment group was 71%.

Subjects in the EQUATE study had a 4-week dose titration period followed by 24 weeks of treatment. The study was a randomized, double-blind, placebo-controlled, 7-arm, prospective trial with subjects randomized to receive once-a-day treatment with mid-dose Qnexa (7.5 mg phentermine/46 mg topiramate CR), full-dose Qnexa (15 mg phentermine/92 mg topiramate CR), the respective phentermine and topiramate constituents, or placebo. Subjects were asked to follow a hypocaloric diet representing a 500-calorie/day deficit and advised to implement a simple lifestyle modification program.

About the Qnexa Phase 3 Obesity Program

In addition to the EQUATE study, the phase 3 Qnexa program includes two pivotal, double-blind, placebo-controlled, multi-center studies that will compare the efficacy and safety of Qnexa to placebo during a 56-week treatment period. The first year long study, known as EQUIP (OB-302), has enrolled approximately 1,250 morbidly obese adult subjects with a Body Mass Index (BMI) of 35 or greater with or without controlled co-morbidities. The second trial, known as CONQUER (OB-303), has enrolled overweight and obese adult subjects with BMIs from 27 to 45 and at least two co-morbid conditions, such as hypertension, dyslipidemia and type 2 diabetes. The co-primary endpoints for these studies are the mean percent weight loss and the percentage of subjects achieving a weight loss of five percent or more.   Results from these studies are expected mid-2009.  In total the phase 3 program has enrolled approximately 4,500 subjects.

About the DM-230 Study

The DM-230 study was a 56-week, randomized, double-blind, placebo-controlled, efficacy and safety study of Qnexa on glycemic management in 130 obese (90 females, 40 males with an average age of 50 years) type 2 diabetics at 10 study sites. The DM-230 study met its primary endpoint of demonstrating glycemic control as measured by a reduction of hemoglobin A1c of 1.6% for subjects treated with Qnexa, as compared to 1.1% in the placebo group (ITT LOCF p<0.05). Subjects in the study were actively managed according to American Diabetes Association (ADA) standards of care with respect to diabetes medications and lifestyle. For subjects treated with placebo, significant increases in the number and doses of concurrent anti-diabetic medications were required to bring about the observed reduction in HbA1c.  By contrast, concurrent anti-diabetic medications were actually reduced over the course of the trial in subjects treated with Qnexa (p<0.05).

Subjects treated with Qnexa also lost 9.4% of their baseline body weight, or 20.5 pounds, as compared to 2.7%, or 6.1 pounds, for the placebo group (p<0.0001).  Baseline BMIs were greater than 35 in both groups.  Baseline body weight was 94.9 kg in the Qnexa group and 98.1 kg in the placebo group. At baseline, Qnexa subjects had HbA1c of 8.8% and the placebo had HbA1c of 8.5%. Fasting plasma glucose levels were reduced in subjects treated with Qnexa from 176 mg/dL to 133 mg/dL, as compared to a decrease from 171 mg/dL to 145 mg/dL for the placebo group (p=0.02).  Subjects treated with Qnexa had reductions in blood pressure, triglycerides and waist circumference.  Both treatment groups had a study completion rate greater than 90%.

The most common drug-related adverse events reported over the year for the treatment and placebo groups, respectively, were paresthesia (19%, 0%), constipation (13%, 4%) and nausea (12%, 6%).  These adverse events decreased in frequency during the last six months as compared to the first six months to:  paresthesia 5%, constipation 5% and nausea 1% in the treatment group.  The incidence of hypoglycemia in the treatment and placebo arms were similar (12% and 9%, respectively). Qnexa was well-tolerated, with no treatment-related serious adverse events.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products. The current portfolio includes investigational product candidates addressing obesity, diabetes and sexual health. The investigational pipeline includes: Qnexa™, which is in phase 3, for the treatment of obesity and has completed a phase 2 study for the treatment of type 2 diabetes; avanafil, which is in phase 3 for the treatment of erectile dysfunction (“ED”) and Luramist™ (Testosterone MDTS®), for which a phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (“HSDD”).  MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at http://www.vivus.com/.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2007 and periodic reports filed with the Securities and Exchange Commission.

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